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News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G Highlights Strong Results of Ongoing Transformation

In Response to Trian White Paper

CINCINNATI – September 7, 2017 – Procter & Gamble (NYSE:PG) (“P&G” or the “Company”) today issued the following statement in response to a white paper from Trian Fund Management, L.P. (“Trian”):

P&G has maintained an open dialogue and held numerous discussions with members of Trian, and Nelson Peltz in particular, over the last several months since Trian made its investment in the Company. The recently released white paper confirms that Mr. Peltz has a very outdated and misinformed view of P&G and ignores that:

•	P&G has leading brands with industry leading market shares.

•	P&G has best-in-class margins.

•	P&G has increased currency-neutral core EPS annually by an average of 11% over the past five years.

•	P&G has returned more than $130 billion of capital to shareholders over the last 10 years.

•	P&G has increased its dividend for 61 consecutive years.

•	P&G has recently reorganized to optimize going forward performance.

P&G is confident it has the right plan, the right structure and the right Board in place to continue its successful transformation and deliver results and shareholder value for the short-, mid- and long term. In fact, in the more than 16 interactions Mr. Peltz has had with P&G Board members and management, he has been fully supportive of P&G and its ongoing transformation, its strategic plan, and its management team and Board. It is notable that in six months of interactions with the P&G Board and management team, Mr. Peltz never shared a white paper.

The reality is that before Mr. Peltz made his investment, P&G was already successfully executing the most significant transformation in the Company’s history. As a result, P&G is a profoundly different company today than it was just a few years ago. P&G is a stronger, more focused company with a streamlined portfolio of leading brands and products:

•	P&G has consolidated from 170 brands to 65 brands, creating value for shareholders every step of the way.

•	P&G has gone from 16 categories to 10 highly attractive, daily-use categories where products solve problems and performance drives purchase.

P&G is implementing significant productivity improvements to fuel sales and earnings growth and investment in brands and categories. P&G is substantially simplifying its structure through one organizing principle – the business is run by category – enabling clear ownership and accountability for decisions and results.

The transformation is bearing fruit. P&G met or exceeded each of its going-in fiscal 2017 objectives, despite a very challenging macro and competitive environment. The Company has:

•	Delivered volume-led organic sales growth of 2%.

•	Increased core EPS 11% on a constant currency basis.

•	Improved core operating margin by 60 basis points in 2017, and by 270 basis points over the last four fiscal years.

•	Improved constant currency core operating margin by 90 basis points in 2017, and by 610 basis points over the last four fiscal years.

This performance is translating directly into increased value for P&G shareholders:

•	Since the CEO transition on November 1, 2015, the P&G team has delivered total shareholder return (“TSR”) of 28% as of August 18, 2017 – well above the 12% average of the peers selected by Trian throughout that same time period.[i]

•	P&G also outperformed the S&P 500, which delivered a TSR of 21% in that same timeframe.[1]

P&G is well positioned to maximize long-term shareholder value through balanced top-line growth, bottom-line growth and cash efficiency.

A 94-PAGE WHITE PAPER AND STILL NOTHING SUBSTANTIVE

Mr. Peltz’s primary thesis is that the Company should be reorganized into three business units. Prior to implementing our transformation, we studied numerous organizational design structures, including one similar to what Mr. Peltz proposed in his white paper. We concluded that this approach would result in higher costs, lower efficiency, reduced profits, and an added layer of management complexity. His playbook appears to be code for another restructuring and a precursor to a breakup of the Company – his “cookie-cutter” plan. Our analysis has shown that Mr. Peltz’s suggestions would be value destructive, and we believe it represents another example of his misguided view of P&G’s business.

Today, as a result of the actions we have taken over the past several years, P&G has an even more granular and more accountable structure. Category leaders have complete ownership of the business – from idea to in-market execution. They make decisions on what is needed to deliver results and win, whether it is a new product, more investment in marketing, or additional salespeople. Category leaders have profit and loss responsibility and are paid based on performance. This is the ultimate in accountability. Through this, we are enabling greater efficiency, speed, and agility by moving resources closer to consumers and retailers, and driving deeper mastery and accountability to serve consumers and deliver results. The bottom line is that category leaders are held accountable to deliver and their interests are aligned with shareholders.

P&G’S PRODUCTIVITY PLAN IS DELIVERING RESULTS FOR SHAREHOLDERS

Productivity is the fuel to enable P&G to make critical investments, while also delivering on the Company’s profit and cash flow objectives. P&G over-delivered on its first $10 billion productivity goal and is well positioned to deliver an up to additional $10 billion in savings.

Trian’s white paper completely ignores the fact that P&G’s productivity program is substantive and impactful. This program has allowed the Company to improve margins and financial performance while absorbing historic currency headwinds, underlying cost inflation, the impact of asset sales, and the cost of transforming the Company. Specifically, this program has enabled the Company to:

•	Overcome $7 billion in negative foreign exchange impacts as well as significant geopolitical uncertainty while building margins and improving operating free cash flow.

•	Invest in core R&D innovation capabilities, selling capabilities, and increase sampling of noticeably superior products to gain trial among new consumers entering the market for the first time.

•	Increase core gross margin by 200 basis points over the last four fiscal years, 450 basis points excluding currency impacts.

•	Increase core operating margin by 270 basis points over the last four fiscal years, 610 basis points excluding currency impacts.

•	Improve profit per employee by 45% over the last four fiscal years.

•	Increase currency-neutral core EPS annually by an average of 11% over the past five years.

•	Achieve current core after-tax margins of 16.5%, second highest in our industry, which we intend to improve going forward.

P&G HAS NOTICEABLY SUPERIOR INNOVATION

TO MEET CONSUMER NEEDS AND GROW MARKET SHARE

P&G’s innovation is focused on the consumer. Rather than study innovation, as suggested by Mr. Peltz, we are delivering it. P&G’s innovation machine has delivered Tide PODS, Ariel PODS, Gain FLINGS, Pampers Pants, Always Discreet, Always Radiant, Downy Unstopables Scent Beads, and Oral-B Power Toothbrush, among others. In 2016, P&G’s successful product launches earned the Company five of the top ten spots and seven of the top 25 spots on the IRI New Product Pacesetter Report for the most successful product launches. In fact, P&G has had more than 170 products ranked in the top 25 in non-food innovations since the first report was published – more than our six largest competitors combined and over four times more than our next competitor. P&G is a consistently prolific innovator in the consumer products industry.

P&G IS WINNING IN DIGITAL

Based on insights from in-depth research on consumers and market trends, P&G has been increasingly focusing its efforts on digital and e-commerce, where consumers shop and engage with brands. Contrary to Mr. Peltz’s assertions about P&G’s digital advertising and e-commerce, we are investing wisely, and the results prove it:

•	P&G grew overall e-commerce sales at roughly a 30% rate last fiscal year, and grew share in eight out of 10 categories in e-commerce.

•	Today those sales are over $3 billion – more than our top two peer competitors combined.

•	This capability in digital and e-commerce has allowed us to win across all life stages, including millennials.

•	Among millennials, P&G holds market leading positions with numerous brands including Always, Tide, Downy, Dawn, Bounty, Charmin and Crest. Furthermore, among millennials, more than half of P&G’s top 20 brands are growing household penetration.

P&G HAS A BEST-IN-CLASS BOARD

Mr. Peltz states that he is not seeking to replace any Directors. We believe this is because the P&G Directors’ combined skills, diversity, experiences and successes in running complex organizations make for a best-in-class Board. Their significant leadership experience across a range of industries and geographies results in the kind of active oversight and engaged strategic thinking that benefits our shareholders. The Directors’ significant experience with consumer needs in global and local markets and the insights they have from their work outside of P&G is invaluable when advising the management team.

Contrary to Mr. Peltz’s claims, the full Board carefully considered and discussed his request to be added to the Board. The Board evaluated Mr. Peltz against its previously identified list of desired skills and experiences (e.g., digital, health care, global) and concluded that he did not fill a current need. In assessing Mr. Peltz, the Board also utilized abundant data readily available about his experience and information he had shared in multiple meetings with members of management and several independent directors with whom he met. While Mr. Peltz claims to have consumer packaged goods experience, his experience is limited to food and beverage companies – not household and personal care categories. The Board and management also talked to many directors, CEOs and others who have worked with Mr. Peltz, and positive recommendations were not forthcoming. Several people, however, would only speak candidly about their experiences with Mr. Peltz if those discussions were kept confidential, for fear of retribution. The Board ultimately concluded that adding Mr. Peltz would be a significant departure from its governance best practices.

The P&G Board has the right skills and experience to continue successfully overseeing the execution of the plan in place. Mr. Peltz is not right for the P&G Board and threatens to derail the progress P&G has been making for all P&G shareholders.

P&G notes that additional information regarding the proxy contest, as well as the Company’s strategy and recent results, is available at VoteBlue.PG.com.

The P&G Board strongly recommends that shareholders vote the BLUE Proxy Card to maintain the Company’s momentum and continue advancing its plan.

Vote the BLUE Proxy Card today. Online voting is quick and easy to use.

Shareholders can find their unique control number next to the arrow located in the box on the BLUE Proxy Card.

If shareholders have any questions about how to vote their shares, or need additional assistance, please contact P&G’s proxy solicitors, D.F. King & Co., Inc. at (877) 361.7966 or MacKenzie Partners, Inc. at (800) 322.2885.

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations, and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodity and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Non-GAAP Reconciliation

This press release contains certain non-GAAP measurements that management believes are meaningful to investors because they provide useful perspective on underlying business trends (i.e. trends excluding non-recurring or unusual items) and results, provide a supplemental measure of year-on-year results, and provide a view of our business results through the eyes of management. These measures are also a factor in determining senior management’s at-risk compensation. These non-GAAP measures are not intended to be considered in place of the related GAAP measure and may not be the same as similar measures used by other companies. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K, which are available on www.PGInvestor.com under Financial Reporting. Reconciliations of non-GAAP measures to GAAP are provided below.

The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:

•	Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. Beginning in 2012 Procter & Gamble began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, the company announced elements of an additional multi-year productivity and cost savings plan. These plans result in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.

•	Early debt extinguishment charges: During the three months ended December 31, 2016, the Company recorded a charge of $345 million after tax due to the early extinguishment of certain long-term debt. This charge represents the difference between the reacquisition price and the par value of the debt extinguished. Management does not view this charge as indicative of the Company’s operating performance or underlying business results.

•	Venezuela deconsolidation charge: For accounting purposes, evolving conditions resulted in a lack of control over our Venezuelan subsidiaries. Therefore, in accordance with the applicable accounting standards for consolidation, effective June 30, 2015, we deconsolidated our Venezuelan subsidiaries and began accounting for our investment in those subsidiaries using the cost method of accounting. The charge was incurred to write off our net assets related to Venezuela.

•	Charges for certain European legal matters: Several countries in Europe issued separate complaints alleging that the Company, along with several other companies, engaged in violations of competition laws in prior periods. The Company established Legal Reserves related to these charges. Management does not view these charges as indicative of underlying business results.

•	Venezuela B/S remeasurement & devaluation impacts: Venezuela is a highly inflationary economy under U.S. GAAP. Prior to deconsolidation, the government enacted episodic changes to currency exchange mechanisms and rates, which resulted in currency remeasurement charges for non-dollar denominated monetary assets and liabilities held by our Venezuelan subsidiaries.

•	Non-cash impairment charges: During fiscal years 2013 and 2012 the Company incurred impairment charges related to the carrying value of goodwill and indefinite lived intangible assets in our Appliances and Salon Professional businesses.

•	Gain on Iberian JV buyout: During fiscal year 2013 we incurred a holding gain on the purchase of the balance of our Iberian joint venture from our joint venture partner.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results.

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. Managements believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis, and this measure is used in assessing achievement of management goals for at-risk compensation.

Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company’s diluted net earnings per share from continuing operations adjusted as indicated. Currency-neutral Core EPS is a measure of the Company’s Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as a useful supplemental measure of Company performance over time.

Core operating profit margin and currency-neutral Core operating profit margin: Core operating profit margin is a measure of the Company’s operating margin adjusted for items as indicated. Currency-neutral Core operating profit margin is a measure of the Company’s Core operating profit margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.

Core gross margin and currency-neutral Core gross margin: Core gross margin is a measure of the Company’s gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company’s Core gross margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.

Core effective tax rate: Core effective tax rate is a measure of the Company’s effective tax rate adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.

1. Organic sales growth:

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
FY 2017	--%	2%	-%	2%

*Acquisition/Divestiture Impact includes mix impacts of acquired and divested businesses and rounding impacts necessary to reconcile net sales to organic sales.

2. Core EPS and currency-neutral Core EPS:

	FY 12	FY 13	FY 14	FY 15	FY 16	FY 17
Diluted Net Earnings Per Share from Continuing Operations, attributable to P&G	$2.97	$3.50	$3.63	$2.84	$3.49	$3.69
Incremental Restructuring	0.15	0.14	0.11	0.17	0.18	0.10
Early Debt Extinguishment Charges	-	-	-	-	-	0.13
Venezuela B/S Remeasurement & Devaluation Impacts	-	0.08	0.09	0.04	-	-
Charges for Certain European Legal Matters	0.03	0.05	0.02	0.01	-	-
Venezuela Deconsolidation Charge	-	-	-	0.71	-	-
Non-Cash Impairment Charges	0.31	0.10	-	-	-	-
Gain on Iberian JV Buyout	-	(0.21)	-	-	-	-
Rounding	(0.01)	(0.01)		(0.01)	-	-
Core EPS	$3.45	$3.65	$3.85	$3.76	$3.67	$3.92

Percentage change vs. prior year Core EPS		6%	5%	(2)%	(2)%	7%

Currency Impact to Earnings		0.15	0.32	0.52	0.35	0.15
Currency-Neutral Core EPS		$3.80	$4.17	$4.28	$4.02	$4.07

Percentage change vs. prior year Core EPS		10%	14%	11%	7%	11%
Currency-Neutral Core EPS 5-year average growth						11%

Note – All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

3. Core after tax margin:

	Net Earnings Margin	Discontinued Operations	Incremental Restructuring	Early Debt Extinguishment Charges	Core After Tax Margin
FY 2017	23.6%	(8.0%)	0.4%	0.5%	16.5%

4. Core operating profit margin:

	FY 13	FY 14	FY 15	FY 16	FY 17
Operating Profit Margin	17.7%	18.7%	15.6%	20.6%	21.5%
Incremental Restructuring	0.7%	0.5%	0.9%	0.9%	0.6%
Charges for Certain European Legal Matters	0.2%	0.1%	-	-	-
Venezuela B/S Remeasurement & Devaluation Impacts	0.5%	0.4%	0.2%	-	-
Venezuela Deconsolidation Charge	-	-	2.9%	-	-
Non-Cash Impairment	0.4%	-	-	-	-
Rounding	(0.1)%	-	-	-	-
Core Operating Profit Margin	19.4%	19.7%	19.6%	21.5%	22.1%	4-yr total change
Basis point change vs. prior year Core margin		30	(10)	190	60	270
Currency Impact to Margin	0.3%	1.2%	1.4%	0.5%	0.3%
Constant Currency Core Operating Profit Margin	19.7%	20.9%	21.0%	22.0%	22.4%
Basis point change vs. prior year Core margin		150	130	240	90	610

5. Core gross margin:

	FY 13	FY 14	FY 15	FY 16	FY 17
Gross Margin	48.5%	47.5%	47.6%	49.6%	50.0%
Incremental Restructuring	0.3%	0.4%	0.7%	1.0%	0.8%
Rounding	-	-	0.1%	-	-
Core Gross Margin	48.8%	47.9%	48.4%	50.6%	50.8%	4-yr total change
Basis point change vs. prior year Core margin		(90)	50	220	20	200
Currency Impact to Margin	0.1%	1%	0.4%	0.7%	0.4%
Constant Currency Core Gross Margin	48.9%	48.9%	48.8%	51.3%	51.2%
Basis point change vs. prior year Core margin		10	90	290	60	450

Contacts

P&G Media Contact:

Damon Jones, 513-983-0190

jones.dd@pg.com

Or

P&G Investor Relations Contact:

John Chevalier, 513-983-9974

i Source: Market data as of August 18, 2017. The peers selected by Trian in its September 6, 2017 White Paper are as follows: Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser, Unilever. The TSR for P&G peers selected by Trian is calculated using a simple average, which follows the same methodology utilized by Trian in its measurement of the same peer constituency in its presentation filed with the SEC on July 17, 2017. The TSR for the “S&P 500 Index” represents the TSR maintained by Standard & Poor’s, which is weighted based on the market capitalization of the index constituents.